EXHIBIT 4.1
                              TELEDYNE, INC.

                                    and

           BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION

                                    to

                    HARRIS TRUST COMPANY OF CALIFORNIA,

                                                              as Trustee,


                              _______________




                       THIRD SUPPLEMENTAL INDENTURE

                         Dated as of July 12, 1994



                             ________________


                                $37,425,000

                    7% SUBORDINATED DEBENTURES DUE 1999







                             [CONFORMED COPY]
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     THIRD SUPPLEMENTAL INDENTURE dated as of July 12, 1994, among
Teledyne, Inc., a Delaware corporation (hereinafter called "Teledyne"), having its principal office at 1901 Avenue of the Stars, Los Angeles, California 90067-6046, Bank of America National Trust and Savings Association, a national banking association duly organized and existing under the laws of the United States of America (hereinafter called "Bank of America") and Harris Trust Company of California, a California trust company (hereinafter called the "Trustee").
                                 RECITALS
     Teledyne has heretofore delivered to Trustee a certain Indenture dated as of June 1, 1969, a First Supplemental Indenture dated as of October 31, 1969, and a Second Supplemental Indenture dated as of December 16, 1969 (such instruments hereinafter collectively referred to as the "Indenture"), providing for the issue of debentures of Continental Motors Corporation and Teledyne, as the case may be, designated as its 7% Subordinated Debentures Due 1999
(the "Debentures").  Pursuant to the Indenture, Debentures in the
aggregate principal amount of $37,412,100 have been issued, of which
$26,188,470 now are outstanding.
     Section 610 of the Indenture provides, in relevant part, that no resignation or removal of the Trustee and no appointment of a successor
Trustee shall become effective until the acceptance of appointment by the successor Trustee under Section 611; that the Trustee may resign at any time by giving written notice thereof to the Company; that if the Trustee shall resign, the Company, by a Board Resolution, shall promptly appoint a successor Trustee; that the Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event to the Holders of Debentures; and that the appointment of
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a successor Trustee upon resignation of the Trustee will not become effective until (i) written notice of such appointment is given to the Commissioner of Corporations of the State of California, and (ii) a period of ten days has elapsed after service of such notice within which time said Commissioner of Corporations has not disapproved of such appointment.
     Section 611 of the Indenture provides, in relevant part, that every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee.
     Section 311 of the Indenture provides, in relevant part, that so long as any of the Debentures remain outstanding there shall be an Authenticating
Agent appointed by the Trustee to act on its behalf in connection with the authentication of the Debentures, and that such Authenticating Agent shall be acceptable to the Company.
     The Indenture also provides, in relevant part, that the Company may authorize any person, including the Company, as Paying Agent to pay the principal of (and premium, if any) or interest on any Debentures on behalf of the Company.
     All acts, conditions and requirements necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid, binding and legal instrument, and a valid, binding and legal amendment of the provisions of the Indenture have been duly performed and fulfilled.
     NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE
WITNESSETH:
                             4.1-2
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     For and in consideration of the premises and of other good and valuable consideration, receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debentures, as follows:
     1. In accordance with the relevant portions of Sections 610 and 611 of the Indenture, Bank of America has resigned as trustee. Harris Trust Company of California has been appointed as the successor Trustee effective August 11, 1994, and has accepted such appointment.
      2. In accordance with the relevant portions of Section 311 of the Indenture, the Trustee has initially appointed the Bank of Montreal Trust Company as Authenticating Agent, and the appointment of the Bank of Montreal Trust Company as Authenticating Agent is acceptable to the Company.
     3. In accordance with the relevant provisions of the Indenture, the Company has appointed the Trustee as Paying Agent, and has appointed itself as Paying Agent with respect to unclaimed interest payment funds.
     4. The Indenture, except as herein amended, supplemented or modified, is in all respects ratified and confirmed by this Third Supplemental Indenture, and the provisions of this Third Supplemental Indenture shall be deemed to be a part of the Indenture.
     5. The date of this Third Supplemental Indenture is intended as and for a date for the convenient identification of this instrument and is not intended to indicate that this instrument was executed or delivered on said date, it being hereby provided and stipulated that this instrument may be executed and delivered either on said date or before or after said date, and is, in fact, executed and delivered on the dates of the respective certificates of acknowledgement hereto attached.
                            4.1-3

     6. The Trustee executed this instrument solely on the condition that in addition to any and all rights, powers, privileges and immunities given to it by this instrument, it also shall have and enjoy with respect to this instrument all of the rights, powers, privileges and immunities given to it by the Indenture.
     7. This Third Supplemental Indenture may be executed in several counterparts and all of such counterparts, executed and delivered each as an original, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                  TELEDYNE, INC.

Attest:
                                  By      /s/ Judith R. Nelson
                                    --------------------------------------------
   /s/ Eileen M. Ogle                  General Counsel and Secretary
- -------------------------

                                  BANK OF AMERICA NATIONAL TRUST
                                  AND SAVINGS ASSOCIATION

Attest:
                                  By      /s/ S. B. Ball
                                    --------------------------------------------
    /s/ Linda Verstysp
- -------------------------

                                  HARRIS TRUST COMPANY OF CALIFORNIA

Attest:
                                  By      /s/ Esther Cervantes
                                    --------------------------------------------
   /s/ Michael O. Goedecke
- ---------------------------

                           4.1-4
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